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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                              SCHEDULE 13G/A

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 1)*


                         AGILENT TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                COMMON STOCK
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                00846U 10 1
                     ----------------------------------
                              (CUSIP Number)

                               JUNE 2, 2000
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                            / /   Rule 13d-1(b)

                            / /   Rule 13d-1(c)

                            /X/   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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 (1) NAME OF REPORTING PERSONS. I.R.S. Identification Nos. Of Above Persons

     HEWLETT-PACKARD COMPANY, 94-1081436
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP                              (b)  / /

     Not applicable
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                     955,845
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                     0
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  955,845
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     955,845
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     Not applicable        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.2%*
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON

     CO
-------------------------------------------------------------------------------

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ITEM 1.

    (a)   NAME OF ISSUER:

          Agilent Technologies, Inc.
          ---------------------------------------------------------------------
    (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          395 Page Mill Road, Palo Alto, CA 94306
          ---------------------------------------------------------------------

ITEM 2.

    (a)   NAME OF PERSON FILING:

          Hewlett-Packard Company
          ---------------------------------------------------------------------
    (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          3000 Hanover Street, Palo Alto, California 94304
          ---------------------------------------------------------------------
    (c)   CITIZENSHIP:

          Delaware
          ---------------------------------------------------------------------
    (d)   TITLE OF CLASS OF SECURITIES:

          Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP NUMBER:

          00846U 10 1
          ---------------------------------------------------------------------

ITEM 3.   TYPE OF PERSON REPORTING UNDER RULES 13d-1(b) OR 13d-2(b):

          Not applicable

ITEM 4.   OWNERSHIP

    (a) Amount beneficially owned: 0

    ---------------------------------------------------------------------------

    (b) Percent of class: 0.2%*

    ---------------------------------------------------------------------------

    (c) Number of Shares as to Which Such Person Has:

          (i) Sole power to vote or to direct the vote:                 955,845

              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote:                     0

              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of:    955,845

              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of:        0

              -----------------------------------------------------------------

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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable

ITEM 10. CERTIFICATIONS

         Not applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 29, 2000

                                                     HEWLETT-PACKARD COMPANY

                                                     /s/ Charles Charnas
                                                     -----------------------
                                                     Charles Charnas
                                                     Assistant Secretary
                                                     and Senior Managing Counsel

*All calculations are based on 453,014,579 shares of Agilent Technologies, Inc Common Stock outstanding as of July 31, 2000.